Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler

Investor Relations

Tele: 714-573-1121

Email: investor_relations@mflex.com

MFLEX REPORTS FINANCIAL RESULTS FOR FIRST QUARTER OF FISCAL 2008

WITH SUBSTANTIAL GROWTH IN BOTH NET SALES AND PROFITABILITY

Record level sales across an expanded base of key customers, including a new customer above 10 percent, as well as higher gross margin contribute to strong year-over-year performance

Anaheim, CA, February 5, 2008 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the first quarter of fiscal 2008 ended December 31, 2007, increased nearly 49 percent to $184.1 million from $123.9 million for the first quarter of fiscal 2007. Sequentially, first quarter net sales increased approximately 10 percent, compared to fourth quarter of fiscal 2007, primarily due to increased sales to two of the company’s key customers.

Gross margin during the first quarter of fiscal 2008 improved to 16.7 percent, compared to 12.1 percent in the comparable period in the prior year, primarily due to the program mix, leveraging of expenses on the higher net sales and yield improvements, which were partially offset by pricing reductions in early 2007. The gross margin in the first quarter was a substantial improvement over the 8.5 percent gross margin in the fourth quarter of fiscal 2007, primarily due to favorable program mix changes, yield improvements, leveraging of fixed overhead on the higher net sales, and internal cost controls.

Net income for the first quarter of fiscal 2008 increased to $13.6 million, or $0.54 per diluted share, compared to $3.7 million, or $0.14 per diluted share, for the same period in fiscal 2007. The year-over-year increase in profitability was driven by the improved gross margin and the added leveraging of operating expenses on the higher net sales.

According to Phil Harding, MFLEX’s chairman and chief executive officer, the company continued to succeed in the diversification of its customer base with approximately 95 percent of MFLEX’s net sales during the first quarter of fiscal 2008 distributed among four key customers.

Sales to three of these customers exceeded 10 percent of MFLEX’s net sales during the quarter, with sales to two of these customers each exceeding 25 percent of the company’s net sales.

“We are pleased to announce that during our first quarter, sales to Apple Inc. rose to more than 10 percent of our net sales, and Apple is now one of our four largest customers. We expect our business with Apple to continue to represent a meaningful opportunity for us going forward, although the percentage of our sales to them — as to all of our customers — is expected to fluctuate on a quarterly basis. Quarterly sales to some of our key customers may be less than the 10 percent level from time to time.

“MFLEX’s goal is to continue to expand our base of key customers over the long term to include a handful of the largest, most well-respected global manufacturers of portable devices with our sales broadly distributed among these customers,” Harding said.

While MFLEX’s gross margin was above its targeted range of 10-15 percent during the first quarter, the company continues to believe that 10-15 percent is the company’s sustainable gross margin range, although some quarterly fluctuations outside of the range are expected to occur. Reasons for these quarterly fluctuations may include ongoing product mix changes and the learning curves associated with the start-up of new programs.

According to Reza Meshgin, MFLEX’s president and chief operating officer, MFLEX has focused operationally on significantly improving manufacturing efficiencies and yields as the company’s opportunities with new programs among a broader base of customers has continued to expand during the past year.

“We continue to work aggressively to fine-tune and improve our manufacturing processes in order to maximize our efficiencies in several key areas of our operations as we service the needs of our expanded base of key customers. As a result, we have achieved better utilization of labor and improved production yields as we continue to gain experience working on several high-volume programs. The meaningful improvement in gross margin in the first quarter of fiscal 2008 is evidence of our success in these areas, with the sequential increase driven primarily by product mix and yield improvements, although internal cost controls and fixed-cost leveraging also were factors.

“Nevertheless, we will continue to face ongoing challenges due to the nature of the markets in which we participate. Increasingly, our customers’ consumer electronic products have shortened product life cycles, and as a result, we are ramping up more new programs into high-volume production — many with highly complex flex assemblies — more frequently and with more customers. As a growing company in a dynamic and expanding global marketplace, we are committed to managing our business strategies and manufacturing operations to meet these challenges, which we also see as opportunities,” he said.

Meshgin also said that the company is undertaking an additional capacity expansion which includes the land purchase, construction, and leasehold improvements for an additional flexible printed circuit (FPC) manufacturing facility in Suzhou, China, where the company’s MFC1 and MFC2 manufacturing facilities are located.

“We are estimating that the construction of the first phase of this expansion will be complete by December 2008. Together with the leasehold improvements, which we expect will be initiated once the construction is complete, we expect the first phase of this FPC expansion will require a combined expenditure of approximately $32 million, beginning in the third quarter of fiscal 2008. These expenditures are expected to be funded from MFLEX’s available cash and credit facilities.

“Additional expenditures for this facility’s manufacturing equipment, which we believe will be approximately $30 million to $45 million, are expected to be made incrementally beginning in late calendar 2008. We anticipate that the new manufacturing facility will begin operations during the fiscal third quarter of 2009, and that it will have the capacity to generate approximately $30 million in additional monthly net sales, depending on product mix and market demand. As we proceed with this expansion, we expect to make ongoing assessments of our manufacturing needs, including additional assembly manufacturing capacity at satellite locations, as we have done successfully in the past, in order to secure just-in-time manufacturing,” Meshgin said.

Once the first phase of this FPC expansion is operational, the company expects to make further expansions at this location, and to move out of its current MFC1 location in fiscal 2011.

MFLEX remains optimistic about its business, although for the second quarter of fiscal 2008, management expects its sequential net sales to decline by a greater percentage than the company has experienced between the first and second fiscal quarters in recent years, although sales are still expected to be significantly above the second quarter of fiscal 2007. This expected decline in net sales is primarily due to the life cycles of several of its current programs as well as ongoing dynamics in the market and among the customer base it serves. Earnings are expected to remain strong, with gross margin expected to be near the upper end of the company’s 10-15 percent range, primarily due to product mix.

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the first quarter of fiscal 2008. The dial-in number for the call in North America is 888-695-7895 and 706-679-5242 for international callers. The teleconference ID number is 33082874. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 800-642-1687 and 706-645-9291 for international callers. The replay pass code is 33082874.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage and portable bar code scanners. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, sales, net income, operating expenses, capital expenditures, profitability, gross margins, including without limitation, the company’s targeted range of gross margins and the company’s achievement of margins within or outside of such range, yields, the company’s diversification efforts, the company’s relationship and opportunities with, and expected sales to, its customers, the relative size of each customer to the company, market opportunities and the utilization of flex and flex assemblies, current and upcoming programs and product mix, the company’s manufacturing capabilities, capacity, growth and expansion of the company’s facilities/capacity and equipment installation, and the costs associated therewith, future plans regarding the company’s facilities, and strategic, financial and business guidance that the company may give in the future. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors including the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the company’s ability to manage quality assurance issues, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, extreme weather conditions in China, the outcome of any litigation by or against the company and other risks detailed from time to time in the company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2007. These forward-looking statements represent management’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended December 31,
	2007	2006
Net sales	$184,152	$123,887
Cost of sales	153,366	108,880

Gross profit	30,786	15,007

Operating expenses:
Research and development	493	589
Sales and marketing	4,617	2,558
General and administrative	6,777	6,966

Total operating expenses	11,887	10,113

Operating income	18,899	4,894
Interest income, net	(300)	(233)
Other income, net	(349)	(124)

Income before provision for income taxes	19,548	5,251
Provision for income taxes	(5,962)	(1,598)

Net income	$13,586	$3,653

Net income per share:
Basic	$0.55	$0.15
Diluted	$0.54	$0.14
Shares used in computing net income per share:
Basic	24,654,297	24,452,611
Diluted	25,248,598	25,210,346

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2007	September 30, 2007
Cash, cash equivalents and short term investments	$44,481	$37,298
Accounts receivable, net	134,558	124,313
Inventories	54,882	63,424
Other current assets	8,029	9,523

Total current assets	241,950	234,558
Property, plant and equipment	134,632	133,633
Other assets	12,248	9,096

Total assets	$388,830	$377,287

Accounts payable	$96,762	$111,934
Other current liabilities	18,286	15,143
Other long-term liabilities	5,994	204
Stockholders’ equity	267,788	250,006

Total liabilities and stockholders’ equity	$388,830	$377,287